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                                                              EXHIBIT 99


               PDS FINANCIAL CORPORATION AND CONSOLIDATED SUBSIDIARIES


                                CAUTIONARY STATEMENTS

  As provided for under the Private Securities Litigation Reform Act of 1995, the Company wishes to caution investors that the following important risk factors, among others, in some cases have affected and in the future could affect the Company's actual results of operations and cause such results to differ materially from those anticipated in the forward-looking statements made in this document and elsewhere by or on behalf of the Company.

  DEMAND AND COMPETITION FOR THE COMPANY'S PRODUCTS AND SERVICES. During the last two years, the Company has focused solely on providing financing to the gaming industry. Legalized gaming has undergone significant growth in recent years, including expansion into new emerging markets, and there can be no assurance that such growth and expansion will continue. The growth of the gaming industry is dependent in part upon governmental approval in states and municipalities in which gaming is not presently authorized. Any significant decline in the gaming industry could have a material adverse effect on the Company.

  The Company competes with equipment manufacturers, leasing companies, commercial banks and other financial institutions, some of which may provide the Company with access to capital to finance certain transactions. Most of the Company's competitors are significantly larger and have substantially greater resources than the Company. The Company's relative lack of capital places it at a disadvantage and inhibits the Company's ability to respond to customer needs as quickly as the Company desires.

  CONTINUED AVAILABILITY OF ADEQUATE FINANCING. The amount and number of transactions that can be originated by the Company are directly dependent upon and limited by its ability to fund such transactions, either through the sale of such transaction to an institutional investor or through the Company's working capital, lines of credit or other financing sources. In addition, the Company desires to expand its lines of credit to allow it to hold a greater volume of transactions, particularly leases, in its portfolio. There is no assurance that the Company's present funding sources will be willing to purchase future transactions, or expand existing lines of credit. Further, there can be no assurance that the Company would be able to locate new funding sources, if needed. As a result, funding for the Company's transactions may not be available on acceptable terms or on a timely basis. The inability of the Company to obtain suitable and timely funding for its transactions could have a material adverse effect on the Company's operations.

  CHANGES IN LAWS AND REGULATIONS AFFECTING THE GAMING INDUSTRY. The gaming industry is highly regulated. The Company's gaming equipment financing activities are subject to both federal and state regulation. Expansion of the Company's activities may be hindered by delays in obtaining requisite state licenses. Further, no investor may become a holder of 5% or more of the Company's stock without first agreeing to


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consent to a background investigation, provide a financial statement and respond to questions from gaming regulators. Such ownership limitations may discourage acquisition of large blocks of the Company's equity securities, may depress the price of the Company's Common Stock and have an anti-takeover effect. Gaming on Indian land is further regulated by tribal governments. Changes in federal, state or tribal laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted. Failure to comply with applicable laws and regulations could have a material adverse effect on the Company's business.

  ABILITY TO RECOVER INVESTMENT IN EQUIPMENT. The gaming equipment leased by the Company to its customers represents a substantial portion of the Company's capital. At the inception of each lease, the Company estimates the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The actual residual value realized may differ from the estimated residual value, resulting in a gain or
loss when the leased equipment is sold at the end of the lease term.   A greater
than expected decrease in the market value of gaming equipment leased by the Company could have a material adverse effect on the Company.

  DEPENDENCE ON CURRENT MANAGEMENT. The Company's success is largely dependent on the efforts of Johan P. Finley, its founder, President and Chief Executive Officer. Although the Company has an employment agreement with Mr. Finley and he is the Company's principal stockholder, the loss of Mr. Finley's services could have a material effect on the Company's business.


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